Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in the following Registration Statements:

(1)  Registration Statements (Form S-1 No. 333-163127 and Form S-1/MEF No. 333-164942) of Derma Sciences, Inc.,
(2)  Registration Statements (Form S-3 Nos. 333-151028 and 333-135038) of Derma Sciences, Inc., and
(3)  Registration Statement (Form S-8 No. 333-127527) of Derma Sciences, Inc.;

of our report dated March 31, 2010 (except for Note 3 as to which the date is March 29, 2011), with respect to the consolidated financial statements for the year ended December 31, 2009 of Derma Sciences, Inc. included in this Annual Report (Form 10-K) of Derma Sciences, Inc. for the year ended December 31, 2010.

/s/   Ernst & Young LLP

Philadelphia, Pennsylvania
March 29, 2011